Exhibit T3A.17

APPROVED BY THE DECISION OF

THE SOLE MEMBER OF

BRAVO PREMIUM LLC

OF APRIL 5, 2012

CHARTER

of BRAVO PREMIUM LLC

Saint Petersburg

2012

ARTICLE 1.	GENERAL PROVISIONS

1.1	Bravo Premium Limited Liability Company (“Company”) has been incorporated in compliance with the Civil Code of the Russian Federation, Federal Law No. 14-FZ “On Limited Liability Companies” dated February 8, 1998 (“Law”) and carries out its activity in line with the above laws, other regulations of effective laws and this Charter.

1.2	The Company has been incorporated for an indefinite term.

ARTICLE 2.	NAME, LOCATION, BRANCHES AND REPRESENTATIVE OFFICES OF THE COMPANY

2.1	The full trade name of the Company is:

In Russian:

Abbreviated trade name of the Company:

2.2	The name of the Company in English: Bravo Premium LLC.

2.3	Location of the Company: liter A, bldg. 3, 52, Kuznetsovskaya St., Saint Petersburg, Russian Federation, 196105

The location of the Company is determined by the place of its state registration.

2.4	The Company may set up branches and open representative offices in the territory of the Russian Federation and abroad in compliance with effective laws, including laws of foreign states in the territories of which such branches and representative offices are located, unless otherwise stipulated by international treaties made by the Russian Federation.

ARTICLE 3.	GOALS AND TYPES OF THE COMPANY’S ACTIVITY

3.1	The primary activity of the Company is gaining profit from performance of the production, commercial, investment and other activities permitted by effective laws in the Russian Federation and abroad, in particular from: (a) production of and trade in alcoholic beverages (including their wholesale purchases, storage and supplies, as well as retail sale of them) and other excisable goods, food, soft drinks, consumer goods and production and technical products; (b) performance of the trade and purchase activity, including wholesale and retail and commission trade, including trade in foodstuff, alcoholic beverages and tobacco goods, provision of warehousing services; (c) set up and management of retail and wholesale networks selling alcoholic beverages; (d) organization and operation of food and foodstuff production; (e) set up and operation of public catering establishments; (f) forwarding services, cargo transportation, services of vehicles repair and maintenance, operation of vehicles and parking lots; (g) provision of domestic services for the population; (h) technical maintenance, repair, warranty and after sale services related to production, industrial and domestic equipment; (i) scientific and technical, engineering and information research and development; (j) provision of intermediary, marketing (including issue for licenses to use trade marks and trade names), implementation, engineering, consulting, information and advertizing services, services in the area of management and other services; (k) organization and holding of trade fairs, auctions, seminars, etc.; (I) attraction of investments and investment of funds into enterprises producing and selling alcoholic and other drinks and other enterprises in the Russian Federation and abroad; (m) management of the above enterprises both independently, and in cooperation with others; (n) efficient marketing of products produced by enterprises into which the Company invests its funds, as well as from performance of other associated activities.

3.2	The Company may perform any activities to achieve the above goals within the limits set by effective laws, and subject to availability of all required licenses and permits, including:

3.2.1	purchase, possession, use and disposal of any real (including, without limitations, land plots, buildings and constructions) and personal (including securities and participatory interests in business entities) property and property rights;

3.2.2	performance of the investment activity of any types and forms permitted by laws of the Russian Federation;

3.2.3	performance of the production activity of any nature, including creation of new objects (including their construction) of personal and real property, their operation, repair and maintenance;

3.2.4	performance of the trade activity, including import and export transactions, wholesale and retail trade;

3.2.5	performance of any other activities that may be deemed necessary or desirable for achievement of the Company’s goals.

ARTICLE 4.	LEGAL STATUS OF THE COMPANY

4.1	The Company is a legal entity incorporated in the form of a limited liability company under laws of the Russian Federation. The Company keeps accounting records, has bank accounts and may in its own name make contracts, acquire property and personal non-property rights, undertake and perform obligations, act as a claimant and as a defendant at courts, arbitration courts and intermediate courts in the territory of the Russian Federation and abroad. The Company may have subsidiary and associated business entities with rights of a legal entity in the territory of the Russian Federation and abroad.

4.2	The Company shall acquire rights of a legal entity upon its state registration.

4.3	The Company shall be liable for its obligations within the limits of cost of its property and shall not be liable for obligations of its Members. Unless otherwise stipulated by laws, Members shall not be liable for obligations of the Company and shall bear the risk of losses related to the Company’s activity within the limits of their participatory interests in the Authorized Capital of the Company. Members of the Company who have not paid up their Participatory Interests in full shall be jointly and severally liable for its obligations within the limits of the unpaid part of their Participatory Interests in the Authorized Capital of the Company.

4.4	The Company shall have a round seal, the sample of which shall be approved by the General Director of the Company (“General Director”). The seal of the Company shall bear its location and full trade name in Russian. The seal of the Company may also bear the full or abbreviated name of the Company in English.

The Company may have stamps and letterheads bearing its trade name, its own emblem, as well as a duly registered trade mark and other means of individualization.

4.5	The Company shall register and/or notify competent registration bodies of any changes made to the Company’s Charter, in the procedure and within terms stipulated by effective laws.

ARTICLE 5.	MEMBERS IN THE AUTHORIZED CAPITAL OF THE COMPANY

5.1	Members of the Company may be individuals or legal entities. State authorities and local bodies may not be Members of the Company, unless otherwise stipulated by the federal law. The number of Members of the Company may not exceed fifty persons.

5.2	Data on the amount and nominal value of the Participatory Interest of each Member of the Company shall be entered into the uniform state register of legal entities in compliance with the federal law on state registration of legal entities. At that data on the nominal value of Participatory Interests of Members of the Company in the course of its set up shall be determined based on provisions of the foundation agreement of the Company or resolution of the sole founder of the Company, in case such participatory interests have not been paid up in full and shall be paid up in the procedure and within terms stipulated by the Law.

5.3	The Company shall keep a list of Members of the Company indicating data on each Member of the Company, on the amount of his/her Participatory Interest in the Authorized Capital and its payment, as well as on the amount of Participatory Interest owned by the Company, dates of their transfer to the Company or their purchase by the Company. The Company shall secure keeping and storage of the list of Members of the Company in compliance with requirements of the Law as of the moment of the Company state registration.

5.4	Admission of new members to the Company (hereinafter members of the Company are referred to as “Members”), withdrawal and exclusion of Members from the Company, as well as transfer of the Participatory Interest or of a part of the Participatory Interest to another Member or to third parties shall be effected in compliance with effective laws and this Charter.

ARTICLE 6.	AUTHORIZED CAPITAL PARTICIPATORY INTERESTS OF MEMBERS IN THE AUTHORIZED CAPITAL OF THE COMPANY

6.1	The Authorized Capital shall be composed of the nominal value of Members’ Participatory Interests. The amount of the Member’s Participatory Interest in the Authorized Capital shall be specified as a percentage.

6.2	The amount of the Authorized Capital of the Company (“Authorized Capital”) makes fifty one million (51,000,000) rubles.

6.3	As at the moment of state registration of the new version of the Company’s Charter, its Authorized Capital has been paid up by Members in the amount of 100%.

6.4	Additional contributions to the Authorized Capital may be made in Russian rubles and in a foreign currency and/or with non-monetary assets in the form of construction materials, machinery and equipment, buildings, constructions, vehicles and other property, securities, rights to use the land, water and other natural resources, buildings, constructions, machinery and equipment, as well as other property rights, including intellectual property rights and other rights having monetary value, to the extent permitted by laws.

6.5	The monetary value of additional non-monetary contributions to the Authorized Capital shall be approved by a resolution of the General Meeting of Members of the Company (“General Meeting”) to be unanimously passed by all Members of the Company. The monetary value of any such non-monetary contributions shall be calculated on the basis of the market value of the property contributed. When required by effective laws, such monetary value of additional non-monetary contributions shall be calculated by an independent appraiser.

6.6	Contributions to the Authorized Capital denominated or valued in a foreign currency shall be recorded in accounting books of the Company in rubles at the official rate fixed by the Central Bank of the Russian Federation as at the date a contribution is made.

6.7

The Authorized Capital may be increased: (i) at the expense of the Company’s property; (ii) at the expense of additional contributions made by its Members; and/or (iii) at the expense of contributions made by third parties admitted to the Company. A resolution on increase of the Authorized Capital at the expense of additional contributions made by its Members shall be passed by the General Meeting by the majority of at least two thirds of votes of the total number of Members’ votes. A resolution on increase of the Authorized Capital on the basis of the Member’s application (Members’ applications) for making an additional contribution and/or third party’s application (third parties’ applications) for his/her admitting to the Company and making a contribution shall be passed by the General Meeting unanimously. Voting on the issue of the Authorized Capital increase may be held only subject to full payment of all previous contributions to the Authorized Capital.

6.8	In case of the Authorized Capital increase at the expense of the Company’s property, the nominal value of Participatory Interests of all Members shall be proportionally increased without any changes in the percentage of amounts of Members’ Participatory Interests.

6.9	In case of the Authorized Capital increase by way of making additional contributions by all Members, the General Meeting shall determine the total value of such additional contributions, as well as a uniform for all Members ratio between the value of the Member’s additional contribution and the amount by which the nominal value of his/her/its Participatory Interest is increased. Increase in the nominal value may not exceed the value of additional contributions.

6.10	Within two (2) months as of the date the General Meeting passes a resolution in compliance with clause 6.9 above (or within a longer term as may be fixed by the General Meeting), each Member may make an additional contribution to the Authorized Capital. Share of each Member in the additional contribution may not exceed the amount of the Participatory Interest of such Member in the Authorized Capital that existed prior to the Authorized Capital increase.

6.11	Within one (1) month after expiry of the term for making an additional contribution specified in clause 6.10 above, the General Meeting shall pass an additional resolution on approval of results of the Authorized Capital increase and on making relative amendments to the Company’s Charter. The nominal value of the Participatory Interest of each Member who has made an additional contribution shall be increased in the proportion to be calculated in compliance with clause 6.9 above.

6.12	The General Meeting may pass a unanimous resolution on increase of the Authorized Capital upon application of one or several Members or upon application of one or several third parties wishing to become Members. Such application shall specify the amount and composition of the proposed contribution, the procedure and terms of its making, as well as the Participatory Interest a Member or a third party wishes to acquire in the Authorized Capital. Such application may also contain additional conditions related to the contribution and participation in the Company.

6.13	Simultaneously with the resolution specified in clause 6.11 above on increase of the Authorized Capital, the General Meeting shall pass a unanimous resolution on making relative amendments to the Company’s Charter, a resolution on increase of the Participatory Interest of one or several Members, and where required a resolution on reallocation of Participatory Interests in the Company. The nominal value of the Participatory Interest transferred to the relative Member or third party may not exceed the value of the relative contribution to the Authorized Capital.

6.14	Additional contributions shall be made by Members of the Company and by third parties within six months as of the date the General Meeting of Members of the Company passes resolutions specified in clauses 6.12, 6.13.

6.15

An application for state registration of amendments to the Company’s Charter reflecting increase of the Authorized Capital, signed by the General Director of the Company and other documents for effecting state registration in connection with increase of the Authorized Capital of the Company, increase of the nominal value of Participatory Interests of the Company’s Members who have made additional contributions, admission of third parties to the Company, determination of the nominal value and the amount of their Participatory Interests and, where required, with changes in the amount of Participatory Interests of the Company’s Members, as

well as documents reflecting making in full amount by Company’s Members of additional contributions or making of contributions by third parties shall be submitted to the body effecting state registration of legal entities, within one month as of the date the resolution specified in clause 6.13. of this Charter is taken, or making of additional contributions by Members of the Company or third parties.

Such application shall confirm making in the full amount by Company’s Members of additional contributions or making of contributions by third parties. During three years as of the moment of state registration of relative amendments to the Company’s Charter, Members of the Company shall jointly and severally bear secondary liability for the Company’s obligations in case its property is insufficient, in the amount of value of outstanding additional contributions.

6.16	In case of violation of the terms specified in clauses 6.10, 6.11, 6.14, 6.15, relative increase of the Authorized Capital shall be acknowledged failed. In this case contributions earlier made to the Authorized Capital in connection with such increase shall be returned within a reasonable term to relative Members and third parties who took part in the Authorized Capital increase.

6.17	The Authorized Capital may be reduced by a resolution of the General Meeting to be passed unanimously by all Members, provided that the Authorized Capital may be reduced only subject to notification of all creditors of the Company and performance of other actions stipulated by effective laws.

6.18	If at the end of the second financial year after registration of the Company and at the end of every subsequent financial year the cost of net assets of the Company proves to be lower than the amount of the Authorized Capital, the Company shall announce reduction of the Authorized Capital and duly register such reduction. If the cost of net assets proves to be lower than the minimum amount of the Authorized Capital fixed by laws, the Company shall be liquidated. The Company shall reduce its Authorized Capital in all other cases when such reduction is required in compliance with effective laws.

6.19	Documents for state registration of amendments made to the Charter in connection with reduction of the Company’s Authorized Capital and change of the nominal value of Participatory Interests of the Company’s Members shall be presented to the body effecting state registration of legal entities within one month as of the date of sending of the last notification of reduction of the Company’s Authorized Capital and of new amount thereof to creditors.

Such amendments shall become effective for third parties as of the moment of their state registration.

6.20	Within the limits fixed by effective laws, the Company or its Members shall be exempted from payment of customs duties and VAT on import of the property representing a non-monetary contribution to the Authorized Capital (including in case of the Authorized Capital increase).

ARTICLE 7.	RIGHTS AND OBLIGATIONS OF THE COMPANY’S MEMBERS

7.1	Each Member may take part in the Company management participating in proceedings of the General Meeting of Members and voting thereat. The number of votes owned by each Member shall be proportional to his/her/its Participatory Interest in the Authorized Capital.

7.2	Each Member may receive from the Company any information related to the Company’s activity. Any Member may at any time examine the Company’s Charter, as well as accounting books and internal regulations of the Company. Such information shall be presented, and copies of the Charter, accounting documents and internal regulations of the Company shall be sent to the Member free of charge within three (3) days as of the moment of the request receipt from the Member.

7.3	Each Member shall be entitled to a share in the course of the Company’s profit distribution to be periodically announced by the General Meeting, and to a share in the Company’s property in the course of the Company liquidation (after settlement of creditors’ claims in compliance with effective laws) pro rata to the Participatory Interest of such Member in the Authorized Capital.

7.4	Subject to provisions of the effective Russian laws, each Member may at any time sell or alienate in any other manner his/her/its Participatory Interest in the Authorized Capital or a part thereof to another Member of the Company with consent of other Members.

7.5	In addition to the rights specified in clause 7.4. of this Charter each Member may at any time sell or assign in any other manner his/her/its Participatory Interest or a part thereof to any third party in compliance with article 19 of the Charter.

7.6	Each Member shall pay up his/her/its Participatory Interest in the Authorized Capital in the procedure, amount and within terms stipulated by this Charter and resolutions passed by the General Meeting on its basis. The failure by a Member to make a contribution in full to the Authorized Capital within the term fixed, shall result in the interest accrual on the outstanding part of the contribution at the rate to be determined by a resolution of the General Meeting.

7.7	A Member may at any time withdraw from the Company by way of alienation of his/her/its Participatory Interest to the Company with consent of other Members of the Company or of the Company in the procedure described in article 20 of this Charter. A Member may demand that the Company purchase his/her/its Participatory Interest in the cases stipulated by the Law. Withdrawal of a Member from the Company resulting in the Company having no more Members shall be prohibited.

7.8	Each Member shall make contributions to the Company’s property by resolution of the General Meeting to be passed unanimously by all Members.

7.9	Each Member shall not disclose all confidential information on the Company’s activity.

7.10	A Member of the Company may pledge his/her/its Participatory Interest or a part thereof in the Authorized Capital of the Company to another Member of the Company or with consent of the General Meeting of Members of the Company to a third party. A resolution of the General Meeting of Members of the Company on approval of pledge of the Participatory Interest or a part thereof in the Authorized Capital of the Company owned by a Member of the Company shall be passed by the majority of votes of all Members of the Company. A vote of the Company’s Member intending to pledge his/her/its Participatory Interest or a part thereof shall not be taken into account when counting voting results.

ARTICLE 8.	MANAGEMENT OF THE COMPANY

8.1	The Company shall be managed by the General Meeting of Members of the Company (“General Meeting”), Board of Directors of the Company (“Board of Directors”) and the sole executive body of the Company — General Director or through a Management Company (“Manager”). The status and proceedings of the General Meeting, Board of Directors and Sole Executive Body are described below.

ARTICLE 9.	GENERAL MEETING

9.1	The superior body of the Company is the General Meeting. As long as the Company has only one Member, resolutions on the issues referred to the competence of the General Meeting shall be passed by such sole Member individually and shall be executed in the written form, at that if it follows from the context, references to the General Meeting contained in this Charter shall be deemed references to the sole Member of the Company, and provisions of this Charter related to preparation, convocation, holding of the General Meeting and passing of resolutions by the General Meeting shall not be applied, save for the provisions related to terms of holding of the annual General Meeting.

The General Meeting may be an ordinary meeting held annually for approval of annual results of the Company’s activity, and an extraordinary meeting held in the cases stipulated by this Charter, as well as in any other cases, if holding of such General Meeting meets interests of the Company and its Members.

9.2	The ordinary General Meeting at which annual results of the Company’s activity are to be approved, shall be held once a year no earlier than the 15th of March and no later than the 30th of April of each year. The annual General Meeting shall be convened by the sole executive body. It shall be held at the place of the Company’s location, unless the sole executive body resolves otherwise.

9.3	The extraordinary General Meeting shall be convened by the General Director on his/her own initiative, or on demand: (a) of the Board of Directors, (b) of the auditor, or (c) of the Members holding in aggregate at least one tenth of the total number of votes of the Company’s Members.

9.4	A notification of the General Meeting convocation shall be sent by the General Director to each Member at least thirty (30) days prior to the date of the meeting. Such notification shall contain: (a) a full list of the agenda items; and (b) time and place of the meeting holding.

A notification of the General Meeting convocation shall be sent to Members by mail or with a courier or shall be delivered personally against signature. A notification of the General Meeting convocation may be also sent by electronic communication means securing authenticity of the messages sent and received and their documentary prove.

9.5	In case of violation of the General Meeting convocation procedure described in clause 9.4, such General Meeting shall be deemed competent if it is attended by all Members.

9.6	Members present at the meeting shall register by the time fixed for the General Meeting opening. If at the moment of the meeting opening registration has not been finished, the meeting shall not be opened until everybody who was present at the moment fixed for the General Meeting opening has registered for participation in the meeting. Members shall elect the Chairman and Secretary of the General Meeting from among their number by a simple majority of votes. Voting at the General Meeting shall be effected in the procedure described in clause 7.1 of this Charter.

9.7	There is a quorum at the General Meeting present to pass resolutions on the agenda items, if Members holding over fifty per cent of all votes of the Members are registered and present at the meeting personally or via their legal representatives. When resolutions on all agenda items are passed by a greater number of votes, for the quorum to be constituted, Members holding in aggregate the minimum number of votes required for passing such resolutions shall be present. Members’ representatives at the General Meeting shall present documents confirming their powers.

9.8	If there is no quorum present at the moment fixed for the General Meeting opening (taking into account prolongation of the registration term according to clause 9.6 above), such General Meeting shall be convened once more during a period to be fixed by the Chairman of the General Meeting that shall not exceed ten (10) days inclusive of the terms specified in clause 9.2 of this Charter. There shall be a written notification specifying a new date of the meeting holding immediately sent to all absent Members. Such newly convened meeting may pass resolutions only on the items of the initial agenda. Members shall be registered prior to opening of the newly convened meeting. A newly convened meeting shall elect the Chairman and Secretary of the General Meeting according to clause 9.6 of this Charter and shall establish if the quorum is present. In case there is no quorum, the General Meeting with this agenda shall not be convened any more, but there may be a new General Meeting convened in the procedure established.

9.9	The General Meeting with the quorum present may be adjourned for the period of no more than thirty (30) days inclusive of the terms specified in clause 9.2 of this Charter, without prejudice to any other resolutions that were earlier passed at that meeting prior to its adjournment. There shall be a written notification of the new date, place and time of holding of the adjourned General Meeting immediately sent to all absent Members. A renewed General Meeting may pass resolutions only on the items of the initial agenda that remained unresolved.

9.10	The General Director shall provide for keeping minutes of every General Meeting, which minutes shall be signed by the Chairman of the General Meeting. Copies of the minutes certified by the General Director shall be sent to Members within ten (10) days after execution of the minutes of the General Meeting.

9.11	By a resolution of the General Meeting, the Company may compensate Members or their representatives for the expenses related to their participation in General Meetings.

9.12	The General Meeting may pass resolutions without holding of the meeting (joint presence of Members) by way of holding of the absentee voting (by poll). Such voting may be held by way of exchange of documents via mail, telegraph, teletype, telephone, electronic or another communication securing authenticity of the messages sent and received and their documentary prove. Such absentee voting may not be used to pass resolutions on approval of annual reports and annual balance sheets (clause 10.1.3 (ii) of the Charter). The procedure for holding of the absentee voting shall be described in internal regulations of the Company.

ARTICLE 10.	COMPETENCE OF THE GENERAL MEETING

10.1	The following issues shall be referred to the competence of the General Meeting:

10.1.1	Issues resolution of which requires unanimous approval of all Members:

(i)	reorganization and liquidation of the Company; election of the liquidation commission and approval of the liquidation balance sheet;

(ii)	reduction of the Authorized Capital;

(iii)	increase of the Authorized Capital on application of the Member (applications of Members) for making additional contributions and (or) on application of a third party (applications of third parties) for his/her/its/their admission to the Company and making a contribution;

(iv)	approval of the monetary value of non-monetary contributions to the Authorized Capital made by Members and by third parties admitted to the Company;

(v)	passing of resolutions on allocation of Company’s Participatory Interests among all Members pro rata their Participatory Interests in the Authorized Capital or on alienation of them to all or some Members or third parties;

(vi)	granting to a Member (Members) of additional rights and/or imposition of additional obligations along with rights and obligations stipulated by the Law (“Additional Rights and/or Obligations”) and making relative amendments to the Charter;

(vii)	termination/limitation of Additional Rights and/or Obligations and making relative amendments to the Charter;

(viii)	inclusion into the Charter, deletion from it, as well as alternation of its provisions describing the procedure for exercise of the pre-emption right to purchase a Participatory Interest or a part thereof in the Authorized Capital alienated by any Member, otherwise than pro-rata to the amounts of the Members’ Participatory Interests;

(ix)	passing of resolutions on payment to creditors of the Member whose Participatory Interest in the Authorized Capital is subject to recovery, of the real value of such Participatory Interest in compliance with effective laws;

(x)	inclusion into the Charter, deletion from it, as well as alternation of its provisions that stipulate making of additional contributions to the Company’s property in compliance with article 27 of the Law;

(xi)	inclusion into the Charter and deletion from it, as well as alternation of its provisions describing the procedure for the profit allocation among Members otherwise than pro rata to Participatory Interests of Members in the Authorized Capital;

(xii)	inclusion into the Charter and deletion from it, as well as alternation of its provisions describing the procedure for counting of the number of votes owned by Members otherwise than pro rata to Participatory Interests of Members in the Authorized Capital;

(xiii)	determination of the Members’ liability for the failure to make contributions to the Company;

(xiv)	other issues requiring unanimous approval in compliance with effective laws.

10.1.2	Issues resolution of which requires at least 2/3 of votes of all Members:

(i)	making amendments to the Charter, as well as approval of the new version of the Charter (save for the amendments to the Charter made in compliance with clause 10.1.1 above);

(ii)	increase of the Authorized Capital at the expense of the Company’s property or at the expense of additional contributions made by Members;

(iii)	set up of branches and opening of representative offices of the Company and liquidation of them;

(iv)	passing of resolutions on making additional contributions to the Company’s property;

(v)	other issues requiring approval of at least 2/3 votes of all Members in compliance with effective laws;

10.1.3	Issues resolution of which requires a simple majority of Members’ votes:

(i)	determination of the main lines of the Company’s activity, as well as passing of resolutions on participation in associations and other unions of commercial organizations;

(ii)	approval of annual reports and annual balance sheets;

(iii)	passing of resolutions on allocation of the Company’s net profit among Members of the Company;

(iv)	election of members of the Company’s Board of Directors and early termination of their powers (both of all, and of any of them), alternation of the number of members of the Board of Directors;

(v)	issue by the Company of bonds and other securities; determination of the issue terms;

(vi)	appointment of audit, approval of the Company’s auditor and determination of the amount of payment for his/her services;

(vii)	resolutions related to creation of the Company’s funds (including the surplus fund) and allocations to them;

(viii)	appointment and termination of powers of the General Director and resolution of all issues related to conditions of his/her activity and remuneration, as well as passing of resolutions on transfer of powers of the General Director to the Manager, approval of such Manager and of the agreement with him/her;

(ix)	approval of internal regulations of the Company;

(x)	resolutions on approval of interested-party transactions (as defined in the Law), save for the cases when the amount of payment under such transaction or cost of the property constituting its subject makes two or less per cent of the cost of the Company’s property calculated on the basis on accounting data for the last reporting period;

(xi)	approval of pledge by any Member of his/her/its Participatory Interest in the Authorized Capital with another Member or with a third party;

(xii)	resolution on approval by the Company of major transactions related to purchase, alienation or the possibility of alienation by the Company, directly or indirectly, of the property with the cost exceeding 50% of the cost of the Company’s property;

(xiii)	filing by the Company of a claim to court for compensation of losses incurred by the Company in the result of actions performed by the General Director and for invalidation of a major transaction;

(xiv)	resolution on compensation out of the Company’s assets of expenses for preparation, convocation and holding of the extraordinary General Meeting-in compliance with clause 35(4) of the Law;

(xv)	any other issues that may be referred to the competence of the General Meeting in compliance with effective laws and this Charter.

10.2	The issues referred to the exclusive competence of the General Meeting may not be referred to the competence of the Board of Directors and/or of the General Director.

ARTICLE 11.	BOARD OF DIRECTORS

11.1	The Board of Directors shall consist of members whose number shall be determined by resolution of the General Meeting of Members. The number of members of the Board of Directors may be increased or decreased by the General Meeting by a simple majority of votes casted by Members present at the General Meeting.

11.2	Members of the Board of Directors shall be elected by the General Meeting for the term of five years and may be reelected unlimited number of times. The General Meeting may at any time early terminate powers of any or all members of the Board of Directors specifying reasons therefor or not.

11.3	The Board of Directors shall appoint a chairman of the Board of Directors from among their members by a simple majority of votes. The chairman may be reelected unlimited number of times. The chairman of the Board of Directors shall arrange work of the Board of Directors; convene meetings of the Board of Directors, prepare all required documents and execute control over day-to-day activity of the Board of Directors in compliance with this Charter and effective laws. Powers of the chairman of the Board of Directors may be at any time terminated by a resolution passed by a simple majority of votes of members of the Board of Directors with or without specification of the reason.

11.4	Members of the Board of Directors may at any time check any records, accounts or documents of the Company and receive from the Board of Directors, sole executive body or any office of the Company or its employee any data requested on Issues of the Company’s activity.

11.5	Besides compensation of travel and other expenses incurred in connection with participation in meetings of the Board of Directors (all expenses shall be documented for the purpose of accounting record), members of the Board of Directors may be paid some salary or fee for performance of functions of the Board of Directors members, unless otherwise specified in the resolution of the General Meeting.

11.6	Members of the Board of Directors shall act in the interests of the Company, shall exercise their rights and perform their obligations to the Company in the fair and reasonable manner; they may not carry out any activity that might produce any negative impact on performance by them of their obligations to the Company or compete with the Company’s activity.

11.7	The Board of Directors shall report to and shall be controlled by the General Meeting and shall be liable to it for the Company’s performance and performance of the functions it is charged with.

ARTICLE 12.	MEETINGS OF THE BOARD OF DIRECTORS

12.1	Meetings of the Board of Directors may be held in any place in the territory of the Russian Federation or abroad, which place shall be determined by the Board of Directors or its chairman. Any member of the Board of Directors, in case he/she cannot personally attend a meeting, may participate in it and vote by phone, and the chairman of the Board of Directors upon receipt of the relative request shall take all reasonable measures to secure such telephone communication. In addition, any resolution or action of the Board of Directors may be legally taken by written agreement without holding of the meeting, provided that all members of the Board of Directors have sent to the chairman of the Board of Directors their relative written agreement.

12.2	The time, date, place and agenda of ordinary meetings of the Board of Directors shall be determined by the Board of Directors at the previous ordinary meeting. The time, date, place and agenda of any ordinary meeting may be changed by the chairman of the Board of Directors subject to notification of all members of the Board of Directors of such changes by telefax with confirmation by a registered mail at least two (2) days prior to the date fixed for the meeting holding or with a courier against signature.

12.3	Extraordinary meetings of the Board of Directors may be convened by the chairman of the Board of Directors on his/her own Initiative or on demand of any member of the Board of Directors, independent auditor of the Company or General Director of the Company for discussion of one or several definite issues. A notification of such meeting convocation shall be sent to members of the Board of Directors in the procedure described in clause 12.2 of the Charter and shall contain an agenda with a list of items to be discussed by the meeting.

12.4	The quorum at meetings of the Board of Directors shall be 50% and more of the total number of members of the Board of Directors. In case the total number of members of the Board of Directors becomes lower than the quorum due to early termination of powers, resignation or death of one or several of its members, the remaining members shall demand that an extraordinary General Meeting be convened immediately to elect one or several new members of the Board of Directors.

12.5	Any member of the Board of Directors may waive notification of the ordinary or extraordinary meeting of the Board of Directors or the right to protest against any violations of the notification procedure, such waiver to be acknowledged valid provided it is submitted prior to, during or after holding of the meeting.

12.6	Resolutions of the Board of Directors shall be passed by a simple majority of votes of its members attending the meeting, unless otherwise stipulated by this Charter or effective laws. Members of the Board of Directors may not issue powers of attorney to other members of the Board of Directors. In case of equality of votes on the issues to be resolved by a simple majority of votes, the chairman of the Board of Directors shall have a casting vote.

12.7	Minutes of meetings of the Board of Directors shall be executed within ten (10) days as of the date of the meeting closing (or written agreement) and shall be signed by the chairman of the Board of Directors. The chairman of the Board of Directors shall be liable for securing reliability of all such minutes.

ARTICLE 13.	COMPETENCE OF THE BOARD OF DIRECTORS

13.1	The following Issues resolutions on which shall be passed by a simple majority of votes of all its members attending a relative meeting of the Board of Directors shall be referred to the competence of the Board of Directors:

(i)	Issue and raising by the Company of any loans (including those to the Company’s employees), credits;

(ii)	Approval upon recommendation of the General Director and termination of powers of deputies of the General Director and chief accountant of the Company, resolution of all issues related to their remuneration and conditions of their employment;

(iii)	Approval upon recommendation of the General Director of all business plans, estimates, annual balance sheets, annual accounting and financial reports of the Company and presentation of annual balance sheets, annual accounting and financial reports of the Company for approval of the General Meeting;

(iv)	Approval of investments and other expenses of the Company in the amount exceeding 100,000 US dollars (or an equivalent of this amount in rubles or any other foreign currency);

(v)	Making, termination or alternation by the Company of any employment agreement for the amount (including all additional payments, save for commissions/premiums) exceeding 100,000 US dollars per year (or an equivalent of this amount in rubles or any other foreign currency);

(vi)	With view to the provisions of clause 10.1.3(xii) above, passing of resolutions on approval of a transaction or transactions related to purchase or alienation or possible alienation by the Company, directly or indirectly, of the property (fixed asset) with the cost exceeding 50,000 US dollars per year (or an equivalent of this amount in rubles or any other foreign currency);

(vii)	With view to the limits set in point 13.1, approval of any transaction in the amount exceeding 100,000 US dollars (or an equivalent of this amount in rubles or any other foreign currency) and overstepping the limits of common economical activity of the Company.

(viii)	Set up and liquidation of subsidiary and associated legal entities of the Company and purchase or sale of shares, participatory interests and other interests in other legal entities;

(ix)	Exercise of the voting right and of other rights of participation in management of legal entities, both represented by shares, participatory interests in the authorized (share, etc.) capital of such legal entities, owned, used and/or disposed of by the Company, and granted to the Company on the basis of any contracts and agreements;

(x)	Approval of interested-party transactions (as defined in the Law), save for the cases when the amount of payment under such transaction or cost of the property constituting the subject of such transaction, exceeds two per cent of the cost of the Company’s property calculated on the basis of data of accounting records for the last reporting period;

(xi)	Resolution on approval by the Company of major transactions related to purchase, alienation or the possibility of alienation by the Company, directly or indirectly, of the property with the cost exceeding 50% of the cost of the Company’s property;

(xii)	Passing of resolutions on performance by the Company of transactions with bills, including issue of bills by the Company, affixing of endorsements, avals to them, performance of payments under them irrespective of their amount;

(xiii)	Passing of resolutions on performance by the Company of any transaction for purchase, alienation, encumbrance or granting to third parties of rights to the following intellectual property objects, including but not limited to: inventions, useful models, designs, trademark, - services mark, description of the goods place of origin, trade name, know-how, innovation proposals;

(xiv)	Other issues that may be referred to the competence of the Board of Directors by the General Meeting in compliance with effective laws.

13.2	The right to pass resolutions on the issues referred to the competence of the Board of Directors may be transferred to the General Director by a resolution of the Board of Directors to be passed by the majority of 3/4 of votes of the Board of Directors members participating in the relevant meeting (or in the procedure of the written agreement).

ARTICLE 14.	GENERAL DIRECTOR

14.1	Day-to-day activity of the Company shall be managed by the General Director being the sole executive body of the Company. The General Director shall be appointed by the General Meeting for the term of five years and may be reappointed for a new term (for new terms) by a resolution of the General Meeting.

Powers of the General Director may be terminated at any time by a resolution of the General Meeting.

14.2	The General Director shall act within the framework and on the basis of this Charter, resolutions passed by the General Meeting, Board of Directors and of effective laws.

14.3	The General Director shall report to and shall be controlled by the Board of Directors and the General Meeting, shall be liable to them for results of the Company’s activity and for performance of the functions he/she is charged with; he/she shall also present to the General Meeting and Board of Directors on their demand periodical reports and recommendations.

14.4	The General Director shall act in the interests of the Company, shall exercise his/her rights and perform his/her obligations to the Company in the fair and reasonable manner; he/she may not carry out any activity that might produce negative impact on performance by him/her of his/her obligations to the Company or compete with the Company’s activity.

14.5	In absence of the General Director his/her competence shall be fully transferred to his/her deputy on the basis of a relative order issued by the General Director or a resolution passed by the General Meeting.

14.6	The Company may transfer powers of the General Director to the Manager under a contract. In case powers of the sole executive body are transferred to the Manager, the Company shall exercise civil rights and undertake civil obligations through the Manager acting in compliance with federal laws, other regulations of the Russian Federation and this Charter.

ARTICLE 15.	COMPETENCE OF THE GENERAL DIRECTOR

15.1	The General Director shall perform day-to-day management of the Company’s activity and shall represent the Company without power of attorney before any third parties within the limits of his/her competence determined in this Charter and resolutions passed by the General Meeting or Board of Directors. Within these limits the General Director may hold negotiations, make contracts on behalf of the Company and control performance of them, as well as employ, promote, control and dismiss employees of the Company; issue powers of attorney (with or without the right of substitution) to perform actions on behalf of the Company and exercise any other powers, save for the powers referred to the competence of the General Meeting or Board of Directors by this Charter and effective laws.

15.2	The General Director shall be responsible for preparation of all business plans, estimates, annual balance sheets, annual accounting and financial reports, as well as of the annual report on the Company’s activity and shall present such plans, estimates, balance sheets and reports for approval of the Board of Directors.

15.3	In compliance with effective laws and unless referred to the competence of the General Meeting and Board of Directors, the General Director shall have the following powers:

15.3.1	execute control over and dispose of the Company’s property, including its monetary funds;

15.3.2	make on behalf of the Company contracts and secure performance of them;

15.3.3	develop personnel policy of the Company, submit it for approval of the Board of Directors and secure its implementation after approval;

15.3.4	hire and dismiss employees of the Company, make employment agreements with them;

15.3.5	give recommendations to the Board of Directors and General Meeting on the amount of the fee of the Company’s independent auditor;

15.3.6	approve policy of the Company in the area of the duties allocation and preparation of job descriptions for the Company’s employees;

15.3.7	pass resolutions and issue orders on the current issues related to internal operations of the Company;

15.3.8	open, control operations and close bank accounts on behalf of the Company in compliance with effective laws;

15.3.9	prepare required materials and proposals for their consideration by the Board of Directors and/or General Meeting and secure implementation of resolutions passed by the Board of Directors and General Meeting;

15.3.10	represent the Company before state organizations and institutions;

15.3.11	provide for compliance by the Company with effective laws;

15.3.12	appoint deputies of the General Director and chief accountant subject to their preliminary approval by the Board of Directors, and allocate duties among them;

15.3.13	approve instruction materials and regulations on the structure and subdivisions (save for branches and representative offices) of the Company;

15.3.14	approve the staff schedule of the Company;

15.3.15	approve regulations on the form and system of remuneration payment, internal order and other documents regulating day-to-day activity of the Company;

15.3.16	approve the procedure for the record management, reporting and control over performance discipline;

15.3.17	pass resolutions on all other issues related to the day-to-day activity of the Company requiring resolution for achievements of its goals that is not referred to the competence of the General Meeting and Board of Directors.

ARTICLE 16.	FINANCIAL STATEMENTS AND ACCOUNTING

16.1	The financial year of the Company shall be a calendar year (as of the 15th of January through the 31st of December).

16.2	Financial documents, statistical, accounting and periodical financial reports of the Company shall be prepared and, to the extent required, shall be submitted to competent state authorities and to the General Meeting in compliance with the Charter and accounting rules stipulated by effective laws. Besides, in case required by the General Meeting, periodical financial reports shall be prepared in compliance with general international accounting principles and accounting practice.

16.3	The Company may engage an independent auditor to carry out annual audit of its balance sheets and financial reports and for other purposes as may be determined by the General Meeting or required by effective laws.

ARTICLE 17.	PROCEDURE FOR THE PROFIT ALLOCATION AMONG MEMBERS OF THE COMPANY

17.1	By a resolution of the General Meeting, net profit of the Company remaining after payment of all taxes may be paid, in full or in part, on the annual, semi-annual or quarter basis to Members according to their Participatory Interests in the Company.

17.2	Profit may be allocated in the monetary form, in the form of securities or goods as may be determined by the General Meeting, and may be paid by the Company or by its authorized agent.

17.3	The amount of profit to be allocated in the above manner shall not include applicable taxes to be withheld. The Company or its authorized agent shall deduct all taxes to be withheld, within the limits stipulated by effective laws, prior to payment of the profit share to each Member.

ARTICLE 18.	SURPLUS FUND AND OTHER FUNDS

18.1	The Company may create a surplus fund and other funds in the procedure and in the amount specified in the relative resolution of the General Meeting.

ARTICLE 19.	TRANSFER OF THE PARTICIPATORY INTEREST IN THE COMPANY

19.1	Each Member may sell or otherwise alienate his/her/its Participatory Interest or a part thereof in the Authorized Capital of the Company to another Member (or Members) under conditions to be agreed by such Members. At that performance of such transaction shall require consent of other Members of the Company or of the Company.

19.2	Any Member of the Company may alienate his/her/its Participatory Interest or a part thereof in the Authorized Capital of the Company to third parties in any manner other than sale, it shall be allowed only with consent of all other Members of the Company.

At that such consent shall be deemed received if all Members of the Company within thirty days as of the date the Company receives a relative application or offer have submitted to the Company written statements of consent for alienation of the Participatory Interest or a part thereof, or within the above term none of them submits written statements of refusal to give their consent for the alienation or transfer of the Participatory Interest or a part thereof.

19.3	Members of the Company shall enjoy a preemptive right to purchase a Participatory Interest or a part thereof belonging to a Member of the Company at the price offered to a third party;

Members of the Company may exercise such preemptive right to purchase a whole Participatory Interest or a part of the part thereof in the Authorized Capital of the Company offered for sale. At that the remaining Participatory Interest or a part thereof may be sold to a third party after partial exercise of such right by Members at the price and under conditions notified to the Company and its Members (or at the price that shall not be lower than the price predetermined by the Charter).

Members of the Company may be offered an opportunity to purchase a Participatory Interest or a part thereof otherwise than pro rata to the amount of their Participatory Interests.

19.4	Sale or alienation of the Participatory Interest or a part thereof in the Authorized Capital of the Company to third parties shall be allowed subject to compliance with the requirements stipulated by this Charter and effective laws of the Russian Federation.

19.5	In case of sale of the Participatory Interest or a part thereof in violation of the preemptive right of purchase, any Member or Members of the Company may within three months as of the moment such Member or Members of the Company learned or should have learned about such violation, demand that rights and obligations of the buyer be transferred to them in the judicial procedure.

19.6	Assignment of above preemptive rights to purchase a Participatory Interest or a part thereof in the Authorized Capital of the Company shall be prohibited.

19.7	A Member of the Company intending to sell his/her/its Participatory Interest or a part thereof to a third party, shall notify other Members of the Company and the Company itself thereof in writing by way of sending via the Company at his/her/its own account of the offer addressed to such persons and specifying the price, information about such a third party intending to buy a Participatory Interest of the relative Member and other conditions of the sale. Such offer for the sale of the Participatory Interest or a part thereof shall be deemed received by all Members of the Company at the moment it is received by the Company. The offer shall not be deemed received if no later than on the date of its receipt by the Company a Member of the Company receives a notification of its revocation.

Revocation of the offer for sale of the Participatory Interest or a part thereof after its receipt by the Company shall be allowed only with consent of all Members of the Company.

19.8	Members of the Company may exercise the preemptive right to purchase a Participatory Interest or a part thereof within thirty days (or a longer term) as of the date the offer is received by the Company.

19.9	If within thirty (30) days as of the date the offer is received by the Company, Members of the Company fail to exercise their preemptive right to purchase a Participatory Interest or a part thereof offered for sale, including the one arising from exercise of the preemptive right to purchase a part of the Participatory Interest or a part of the part thereof, or if individual Members of the Company waive their preemptive right to purchase a Participatory Interest or a part thereof, the remaining Participatory Interest or a part thereof may be sold to a third party at the price that shall not be lower than that specified in the offer for Members of the Company and under conditions notified to the Company and its Members taking into account clause 19.11 below.

19.10	The preemptive right to purchase a Participatory Interest or a part thereof in the Authorized Capital of the Company from a Member shall be terminated at the date:

•	of presentation of the written statement of waiver to exercise such preemptive right, in the procedure established by this paragraph;

•	of expiry of the term during which such preemptive right may be exercised.

Members of the Company shall submit statements of the waiver of the preemptive right to purchase a Participatory Interest or a part thereof to the Company prior to expiry of the term during which such preemptive term may be exercised fixed in compliance with clause 19.8. of this Charter.

19.11	The Company shall have no preemptive right before third parties to purchase a Participatory Interest or a part thereof that was not purchased by other Members.

19.12	A Participatory Interest of the Company’s Member may be alienated only to the extent it has been paid up.

19.13	Transfer of a Participatory Interest in the Authorized Capital of the Company to heirs of individuals and to assignees of legal entities being former Members of the Company, and transfer of a Participatory Interest earlier owned by a liquidated legal entity to its Members enjoying proprietary rights to its property or rights of obligation in relation to such legal entity shall be permitted only with consent of other Members of the Company.

19.14	A transaction for alienation of a Participatory Interest or a part thereof shall be subject to obligatory notarization, save for the cases specified in articles 23, 24, p. 2 art. 26 of the Federal Law “On Limited Liability Companies”.

19.15	A transferee of a Participatory Interest or a part thereof in the Authorized Capital of the Company shall be transferred all rights and obligations of the Company’s Member that existed before assignment of such Participatory Interest or a part thereof, save for the rights and obligations specified in paragraph two p. 2 art. 8 and paragraph two p. 2 art. 9 of the Federal Law “On Limited Liability Companies”;

A transferor of the Participatory Interest or a part thereof in the Authorized Capital of the Company shall bear an obligation to the Company for making a contribution to the property that existed prior to assignment of such Participatory Interest or a part thereof jointly and severally with its transferee.

19.16	The Company may not purchase Participatory Interests or parts thereof in its Authorized Capital, unless otherwise stipulated by the Law.

19.17	In case a Member withholds consent for alienation (other than sale) of a Participatory Interest or a part thereof, the Company on receipt of a written demand from a Member intending to alienate his/her/its Participatory Interest or a part thereof, shall purchase a relative Participatory Interest. Such purchase shall be deemed to have taken place at the date the Company receives a relative demand. In exchange the Company shall pay to the Member the real value of his/her/its Participatory Interest to be calculated in compliance with accounting records of the Company for the last reporting period, preceding the date of purchase, or subject to availability of a written consent of the Member, issue property in kind with the market value equal to the cost of his/her/its Participatory Interest. The real value of a Participatory Interest shall be equal to the part of the cost of the Company’s net assets that corresponds to the Participatory Interest in the Authorized Capital of the Company expressed as a percentage. Payment of monetary funds or transfer of the property shall be effected within three (3) months as of the date a Participatory Interest is transferred to the Company.

ARTICLE 20.	WITHDRAWAL OF A MEMBER FROM THE COMPANY

20.1	A Member may withdraw from the Company by way of alienation of his/her/its Participatory Interest to the Company at any time without consent of other Members.

Withdrawal of Members of the Company from the Company resulting in the Company having no more Members, as well as withdrawal of the sole Member of the Company from the Company shall be prohibited.

20.2	To withdraw from the Company, a Member shall submit a written application to the General Director of the Company who shall immediately notify thereof all other Members of the Company. A Participatory Interest or a part thereof of the withdrawing Member shall be transferred to the Company as of the moment the above application is filed. In this case the Company shall pay to the Member the real value of his/her/its Participatory Interest in the Authorized Capital of the Company in the monetary form, or with consent of such Member shall issue property in kind with the same value. In case a Member has not paid up his/her/its contribution to the Authorized Capital in full, he/she/it shall be paid the real value of the part of his/her/its Participatory Interest pro rata to the paid up part of the Participatory Interest.

20.3	For the purpose of clause 20.2. above, the real value of the Member’s Participatory Interest shall be calculated on the basis of data of accounting records of the Company for the last reporting period, preceding the date an application for withdrawal from the Company specified in clause 20.2. is filed. The real value shall be paid out of the difference between the cost of the Company’s net assets and the amount of its Authorized Capital. In case such difference is insufficient to effect a payment in favour of the Member filing an application for withdrawal from the Company, the Company shall reduce its Authorized Capital in the procedure described in this Charter and applicable laws. The real value shall be paid to the Member within three (3) months as of the date a relative obligation arises.

20.4	In case a Member exercises his/her/its right to withdraw from the Company specified in this article 20, such Member may convert the real value of his/her/its Participatory Interest into a foreign currency at his/her/its option and repatriate it to the bank account abroad always acting in compliance with Russian laws on exchange regulation and control.

20.5	A Member withdrawing from the Company shall not be released from his/her/its obligations to make a contribution to the Company’s property if such obligations arose prior to filing of the application specified in clause 20.2 above.

ARTICLE 21.	REORGANIZATION AND LIQUIDATION OF THE COMPANY

21.1	In case of the Company reorganization, the General Meeting shall approve a deed of transfer and separation balance sheet and then notify Company’s creditors of its reorganization.

21.2	Reorganization of the Company may be effected in the form of merger, takeover, demerger, split-off and/or transformation in any form stipulated by effective laws.

21.3	The Company may be liquidated by a resolution of the General Meeting to be passed unanimously by all Members (voluntary liquidation) or by a final decision taken by a competent court (liquidation by a court decision).

21.4	The General Meeting shall immediately send a written notification of the resolution on the Company liquidation or a copy of the court decision on the Company liquidation to the state body or bodies effecting state registration of legal entities (“Competent Authority”).

21.5	Liquidation of the Company shall result in termination of its activity without transfer of rights and obligations in the order of legal succession to third parties.

21.6	A resolution of the General Meeting on the Company voluntary liquidation and appointment of a liquidation commission shall be passed at the suggestion of the General Director or Member.

21.7	In the course of the Company liquidation the General Meeting shall appoint upon agreement with the Competent Authority a liquidation commission.

21.8	As of the moment a liquidation commission is appointed, it shall be transferred all powers to manage affairs of the Company. The liquidation commission shall represent the Company in court.

21.9	The liquidation commission shall publish in press media an announcement about the Company liquidation and about the procedure and terms of making claims by its creditors. Such term may not be less than two months as of the moment of the publication.

21.10	The liquidation commission shall take measures to identify creditors and receive accounts receivable, as well as shall notify in writing creditors of the Company liquidation.

21.11	Upon expiry of the term for making claims by creditors, the liquidation commission shall prepare an interim balance sheet that shall contain data on the composition of the Company’s property, a list of the claims made and results of their consideration. Such interim balance sheet shall be approved by the General Meeting and shall be agreed with the Competent Authority.

21.12	In case Company’s funds are insufficient for satisfaction of creditors’ claims, the liquidation commission shall sell the Company’s property at a public auction in the procedure established for implementation of court decisions.

21.13	Monetary funds shall be paid to creditors by the liquidation commission in the order of priority established by the Civil Code of the Russian Federation.

21.14	Upon completion of settlements with creditors, the liquidation commission shall prepare a liquidation balance sheet to be approved by the General Meeting of Members and agreed with the Competent Authority.

21.15	The property of the Company remaining after settlements with creditors shall be transferred to its Members pro rata to their Participatory Interests in the Authorized Capital of the Company.

21.16	The liquidation of the Company shall be deemed completed, and the Company liquidated after a relative entry is made to the uniform state register of legal entities.

21.17	After liquidation of the Company documents to be stored for an unlimited period of time shall be stored in archives specified by relative registration bodies. Documents relating to the Company’s employees (for example, resolutions on their appointment, personnel files, etc.) shall be stored in the archive of the administrative district in the territory of which the Company is situated. Transfer and arrangement of the documents shall be effected at the expense of the Company in compliance with requirements made by state archive bodies.

ARTICLE 22.	STORAGE OF THE COMPANY’S DOCUMENTS AND INFORMATION PRESENTATION

22.1	The General Director shall secure storage by the Company of originals (or notarized copies) of the following documents of the Company: (i) Foundation Agreement of the Company, Charter of the Company, amendments thereto, registered in the procedure established, resolution on the Company set up and certificate of state registration of the Company; (ii) documents confirming rights of the Company to the property on its balance; (iii) internal documents of the Company approved by the General Meeting, Board of Directors and General Director; (iv) regulations on branches and representative offices of the Company; (v) documents related to issue of bonds and other equity securities; (vi) annual financial reports; (vii) accounting documents; (viii) reports on the financial activity submitted to relative authorities; (ix) minutes of General Meetings, meetings of the Board of Directors, orders of the General Director and other documents signed by him/her; (x) list of the Company’s affiliates with specification of their Participatory Interest in the Company (if any) owned by each such party; (xi) reports of independent auditors of the Company and bodies of state and municipal financial control; (xii) documents relating to the Company’s personnel; and (xiii) other documents to be stored in compliance with effective laws.

22.2	Members may obtain information about the Company within a reasonable term in the procedure described in clause 7.2. of this Charter.

22.3	Where required by effective laws, and to the extent stipulated by it, the Company shall publish reports on its activity, balance sheets and other information.

Sole Member of Bravo Premium Closed Joint-Stock Company

“Russian Alcohol Group”

General Director
Sergey Alekseevich Koltunov